UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Financial Bankshares, Inc.

(Name of Registrant As Specified in its Charter)

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FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7157

NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 23, 2019

To our shareholders:

We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 23, 2019, for the following purposes:

(1)	To elect twelve directors;

(2)	To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2019;

(3)	To conduct an advisory, non-binding vote on the compensation of named executive officers;

(4)	To approve an amendment to the Amended and Restated Certificate of Formation to increase the number of authorized common shares; and

(5)	To act on such other business as may properly come before the annual meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 1, 2019, are entitled to notice of and to vote at the annual meeting (or any adjournment or postponement thereof).

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be Held on April 23, 2019, the proxy statement and other information for security holders are available free of charge at http://www.ffin.com/sec.

We have included, along with this notice and proxy statement, (1) our 2018 annual report, which describes our activities during 2018, (2) our Form 10-K for the year ended December 31, 2018, and (3) an invitation to attend the annual meeting luncheon. These additional materials do not form any part of the materials for solicitation of proxies.

We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward for those who attend the annual meeting. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before the call to order of the annual meeting. We can accommodate everyone at the annual meeting; however, there is limited seating for the luncheon so we request that you confirm your attendance by completing the enclosed reply card and returning it to us by April 12, 2019 or calling 325-627-7038 to RSVP before this date.

By order of the Board of Directors,

March , 2019	F. SCOTT DUESER, Chairman

FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7157

PROXY STATEMENT

2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 23, 2019

INTRODUCTION

The Board of Directors of First Financial Bankshares, Inc. (sometimes referred to as the “Company”) hereby solicits your proxy for use at the 2019 annual meeting of our shareholders and any continuation of the meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 23, 2019.

Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7157.

We released for mailing this proxy statement and the accompanying proxy card on March     , 2019. The date of this proxy statement is March     , 2019.

VOTING OF SECURITIES

Important Voting Information

You may only vote if you hold shares directly in your own name.

If your shares are held in the name of a bank, broker or other holder of record, you should have received these proxy materials in paper form including a voting instruction card so you can instruct the holder of record how to vote your shares. Pursuant to Nasdaq rules, you must instruct your broker how you wish your shares to be voted on all non-routine matters. If you did not receive the luncheon invitation from your broker, please contact your broker because the invitations were sent with the annual report, Form 10-K, and this notice and proxy statement to shareholders to the brokerage firm.

Voting Rule. Your broker is not permitted to vote on your behalf on the election of directors, the advisory vote on compensation paid to our named executive officers or on the amendment to the Amended and Restated Certificate of Formation unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or other holder of record sufficiently in advance of the date of the annual meeting in accordance with the instructions you receive from them.

Your Participation in Voting the Shares You Own is Important. Voting your shares is important to ensure that you have a say in the governance of the Company. Please review the proxy materials and follow the relevant instructions to vote your shares. We encourage you to exercise your rights and fully participate as a shareholder.

More Information is Available. If you have any questions about the proxy voting process in general, please contact the bank, broker or other holder of record through which you hold your shares. The Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

Record Date

Our Board of Directors has established the close of business on March 1, 2019, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 67,816,714 common shares outstanding. Each of our shareholders is entitled to one vote for each common share held as of the record date.

Quorum

In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common shares on the record date must be present in person or by proxy. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street name” will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

If a quorum is not present at the annual meeting, we will adjourn the meeting, and the Board of Directors will continue to solicit proxies.

Required Vote

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by the affirmative vote of a majority of the votes cast at the annual meeting. Withheld votes have the effect of voting against the director nominee. Shares not represented at the annual meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Independent Auditors” is required to be approved by the affirmative vote of the majority of the votes cast at the annual meeting and entitled to vote on the matter. Abstentions and shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and will have no effect on, this proposal.

With respect to “Proposal 3 – Advisory, Non-Binding Vote on Executive Compensation,” the affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote on this matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Directors or the Compensation Committee. Abstentions, broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

With respect to “Proposal 4 – Amendment to Amended and Restated Certificate of Formation to Increase the Number of Common Shares Authorized,” the affirmative vote of two-thirds of the outstanding shares entitled to vote on this matter is required for the approval of the amendment to our Amended and Restated Certificate of Formation to increase the number of common shares authorized. Abstentions, broker non-votes and shares not otherwise represented at the meeting will have the effect of a vote against this proposal.

The Board of Directors unanimously recommends that you vote FOR the election of all twelve directors nominated and recommended by the Board of Directors, FOR the ratification of the appointment of our independent auditors, FOR the resolution approving the compensation of our named executive officers and FOR the amendment to our Amended and Restated Certificate of Formation to increase the number of our common shares authorized.

Failure to Provide Specific Voting Instructions

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the twelve directors nominated and recommended by the Board of Directors, FOR the ratification of the appointment of our independent auditors, FOR the resolution approving the compensation of our named executive officers and FOR the amendment to our Amended and Restated Certificate of Formation to increase the number of our common shares authorized.

Shareholder List

A list of shareholders registered with our stock transfer company entitled to vote at the annual meeting, which will show each shareholder’s address and the number of shares registered in his, her or its name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list at our principal office, 400 Pine Street, Abilene, Texas 79601 during ordinary business hours commencing April 13, 2019, and continuing through the date of the annual meeting.

SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone, electronic communication or other means. We will not pay these officers and directors any extra compensation for participating in this solicitation. We may engage Georgeson, Inc. to assist us with the solicitation of proxies and, if so, would expect to pay that firm approximately $20,000 for their services, plus out-of-pocket expenses.

Proxies and Revocation

Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the Board of Directors’ recommendations, which are contained in this proxy statement. The Board of Directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders in accordance with the terms of the proxy.

Each shareholder giving a proxy has the power to revoke it at any time before the annual meeting is called to order. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

General

While our amended and restated bylaws fix the number of directors at a number not less than seven nor more than fifteen, the Board of Directors has fixed the number of directors at twelve for 2019, effective as of the date of our annual meeting. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by the Board of Directors. At the annual meeting, twelve directors are to be elected, each for a term of one year and until their respective successors have been duly elected and qualified.

Identifying and Evaluating Nominees for Director

The Board of Directors, acting through the Nominating/Corporate Governance Committee and pursuant to the Board of Directors’ Nominating/Corporate Governance Committee Charter, is responsible for identifying and evaluating candidates for Board of Directors membership. The Nominating/Corporate Governance Committee is responsible for recommending nominees who have the experience, qualifications, attributes and skills appropriate to function collaboratively and effectively as the Board of Directors for the Company. The Board of Directors and the Nominating/Corporate Governance Committee believe that the Board of Directors as a whole and its members individually should possess a combination of skills, professional experience, and diversity of backgrounds and viewpoints necessary to oversee our Company’s current and future needs. The attributes that the Board of Directors and every director should possess are in the director nomination criteria set forth in our corporate governance guidelines. These criteria include:

•	at least a majority of the Board of Directors must be composed of independent directors;

•

candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complements the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our Company;

•	candidates should have familiarity with and experience in the commercial banking industry;

•	candidates shall be individuals of highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all shareholders.

The Nominating/Corporate Governance Committee and the Board of Directors may, from time to time, establish and consider other specific skills and experience that they believe our Company should seek in order to constitute a diverse, balanced, collaborative and effective Board of Directors. For an incumbent director, the Nominating/Corporate Governance Committee and the Board of Directors also consider past performance of such director on our Board of Directors. See “Nominees” below for the qualifications of each nominee for election at the annual meeting.

The Nominating/Corporate Governance Committee regularly reviews the composition of the Board of Directors in light of our Company’s business and structure; the changing needs of our Company as a result the business environment; our operations, financial conditions and complexity; its assessment of the Board of Directors’ performance; and input from shareholders and other key constituencies. As part of this review, the Nominating/Corporate Governance Committee evaluates the effectiveness of the Board of Directors’ director nomination standards.

The Nominating/Corporate Governance Committee will, in consultation with the Chairman of the Board of Directors and in accordance with its charter, consider candidates proposed or suggested by members of the Board of Directors, management, third party search firms retained by the Nominating/Corporate Governance Committee and shareholders. The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether they are proposed by members of the Board of Directors, management, third party search firms or shareholders. Any shareholder wishing to recommend a candidate to be considered by the Nominating/Corporate Governance Committee for nomination at an annual meeting of shareholders should review the procedure outlined under “Committees of the Board of Directors—Nominating/Corporate Governance Committee” beginning on page 35 of this proxy statement.

Changes in Composition of the Board of Directors

Mr. Robert Nickles, Jr., founder and executive chairman of Alegacy Group, LLC, Houston, Texas is being nominated as a new member of the Board of Directors along with Mr. Mike Denny and our current board members. Mr. Nickles was identified by the Nominating/Corporate Governance Committee and recommended to the Board of Directors for nomination at the annual meeting. For more information regarding Mr. Nickles’ qualifications, attributes and skills, see “Nominees” beginning on page 7 of this proxy statement.

Mr. Mike Denny, owner and president of Batjer and Associates, Inc., Abilene, Texas is being nominated as a new member of the Board of Directors along with Mr. Nickles and our current board members. Mr. Denny was identified by the Nominating/Corporate Governance Committee and recommended to the Board of Directors for nomination at the annual meeting. For more information regarding Mr. Denny’s qualifications, attributes and skills, see “Nominees” beginning on page 7 of this proxy statement.

Nominees

Based upon recommendations of the Nominating/Corporate Governance Committee, the Board of Directors has nominated the individuals below, for election to the Board of Directors at the annual meeting to serve a one-year term and until their respective successors have duly elected and qualified.

In light of the Company’s business and structure, the business environment and the Company’s long-term strategy, the Board of Directors, upon recommendation of the Nominating/Corporate Governance Committee, selected a slate of nominees whose experience, qualification, attributes and skills in leadership, commercial and investment banking and financial advisor services, finance and accounting, risk management, operations management, strategic planning, business development, regulatory and government affairs, and corporate governance and public policy, led the Board of Directors to conclude that these persons should serve as our directors at this time.

Pursuant to Nasdaq rules, a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each director nominated, except Mr. Dueser, is independent under applicable Nasdaq rules.

The names and principal occupations of our current directors and nominees, together with the length of service as a director and the number of our common shares beneficially owned by each of them on March 1, 2019, are set forth in the following tables. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Years as Director	Principal Occupation During Last Five Years	Shares Beneficially Owned	Percent of Shares Outstanding (1)

April Anthony	51	4	CEO, Encompass Health – Home Health and Hospice and Homecare Homebase	13,646 (2)(15)	*

Tucker S. Bridwell	67	12	President, Mansefeldt Investment Corporation	217,248 (3)(15)	*

David Copeland	63	21	President, SIPCO and Shelton Family Foundation, a private charitable foundation	258,743 (4)(15)	*

Mike Denny	65	—	Owner/President of Batjer and Associates, Inc.	21,753 (5)	*

F. Scott Dueser	65	28	See “Executive Officers” on page 12	1,018,622 (6)(7)(8)(9)	1.50%

Murray Edwards	67	13	Principal, The Edwards Group	178,197 (10)(15)	*

Ron Giddiens	71	10	Investments/Business Consulting; Former bank president	16,918 (11)(15)	*

Tim Lancaster	65	6	Retired President and CEO, Hendrick Health System	12,651 (15)	*

Kade L. Matthews	61	21	Ranching and Investments	855,006 (12)(15)	1.26%

Robert Nickles, Jr.	52	—	Executive Chairman of Alegacy Group, LLC	37,433 (13)	*

Ross H. Smith, Jr.	71	5	Chairman and President, Akrotex Inc.	25,128 (15)	*

Johnny E. Trotter	67	16	President & CEO, Livestock Investors, Ltd.	418,926 (14)(15)	*

Shares beneficially owned by all executive officers and directors**				3,326,217	4.90%

*	Less than 1%
**	See “Executive Officers” on page 15
(1)	Based on 67,816,714 common shares outstanding as of March 1, 2019.

(2)	Includes 3,518 shares that are owned by a trust for the benefit of Ms. Anthony’s spouse and 6,000 shares held by a trust of which Ms. Anthony is the beneficiary.

(3)

Includes 168,354 shares that are owned by a private foundation for which Mr. Bridwell serves as president to which he disclaims beneficial ownership, 5,000 shares that are owned by a company that Mr. Bridwell is sole stockholder and sole director and 1,766 shares held by his spouse.

(4)	Includes 225,636 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership.

(5)	Represents shares owned by a limited partnership that Mr. Denny and his spouse jointly own.

(6)

Includes 278,002 shares that are owned by a family limited partnership of which Mr. Dueser serves as the manager of the general partner and to which he disclaims beneficial ownership with respect to 208,502 shares; 404,629 shares held by several trusts of which Mr. Dueser is the trustee, settlor and beneficiary; and 224,155 shares owned by a family limited partnership of which Mr. Dueser serves as the manager of the general partner and to which he disclaims beneficial ownership with respect to 159,823 shares.

(7)	Includes 99,583 shares indirectly owned as of March 1, 2019 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers.

(8)	Includes 6,254 unvested shares owned as of March 1, 2019 through our Restricted Stock Plan which each participant has sole voting powers.

(9)	Includes 6,000 shares of our common shares issuable upon exercise of options presently exercisable or exercisable within 60 days as of March 1, 2019.

(10)

Includes 4,440 shares of our common shares owned by Mr. Edwards’ spouse, 56,577 shares held by a limited partnership of which Mr. Edwards is the general partner and of which Mr. Edwards and his spouse are the limited partners, 14,812 shares held by a trust of which Mr. Edwards is the beneficiary and 9,740 shares that are owned by a trust in which Mr. Edwards serves as trustee and administrator to which he disclaims beneficial ownership.

(11)	Includes 3,171 shares held by Mr. Giddiens’ spouse.

(12)

Includes 280,000 shares that are owned by a private foundation for which Mr. Matthews serves as president and director to which he disclaims beneficial ownership and 276,238 shares owned by the estate of Mr. Matthews’ mother in which Mr. Matthews is the co-executor.

(13)	Represents shares owned by a limited liability company that is jointly owned by Mr. Nickles and his spouse.

(14)	Includes 34,000 shares held by Mr. Trotter’s spouse.

(15)

Includes 1,190 for each director, other than Mr. Dueser, Mr. Denny and Mr. Nickles, owned as of March 1, 2019 through our 2015 Restricted Stock Plan which each participant has sole voting powers but are not yet vested.

Each nominee’s biography and the specific experiences, qualifications, attributes and skills of each nominee are described below.

April Anthony, Dallas, Texas, has served as a director of the Company since 2014. She serves on the Audit Committee and is designated as a “financial expert.” She is also a director of First Financial Bank, N.A., Abilene (the “Bank”), a wholly owned subsidiary of the Company and of First Technology Services, Inc. (the “Technology Company”), a wholly owned subsidiary of the Bank. She is chief executive officer of Encompass Health—Home Health and Hospice, which she founded in 1998, and Homecare Homebase. Encompass Health—Home Health and Hospice is the nation’s 4th largest provider of Medicare certified home health services and boasts national leading scores in clinical quality outcomes and patient satisfaction. It provides home care and hospice services to over 45,000 patients per day through a network of over 280 offices in 31 states. Homecare Homebase provides leading homecare software technology to over 200 homecare providers across the United States, representing 35% of homecare and hospice services in the nation. She is a graduate of Abilene Christian University and is a certified public accountant. She is a member of the Board of Trustees of Abilene Christian University, serving for 18 years and currently serves as chair. She was named Outstanding Alumnus in February 2018. She is also the founder and a director of Encompass Cares Foundation, a nonprofit foundation formed to support domestic and international medical mission efforts and over the past ten years has provided over $5 million in mission grants. Her experience and qualifications provide sound leadership to the board of Directors. In addition, as a certified public accountant, Ms. Anthony brings strong accounting, management, strategic planning, technology and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Tucker S. Bridwell, Abilene, Texas, has served as a director of the Company since 2007. He serves as lead director, chairman of the Nominating/Corporate Governance Committee and also on the Executive Committee. He is also a director of the Bank serving on the directors’ loan committee and serves as an advisory director of the Bank’s Abilene region. He has been president of Mansefeldt Investment Corporation, a privately owned investment company, and the Dian Graves Owen Foundation, a private charitable foundation, since September 1997 and manages investments for both entities. Mr. Bridwell is also a director of Concho Resources Inc., serving on its audit and reserves committees. Mr. Bridwell was a director of Halcon Resources from 2012 until 2016 and Petrohawk Energy Corporation from 2004 until 2010. He was selected as Abilene’s Outstanding Citizen of the Year in 2010. He is a graduate of Southern Methodist University and is a certified public accountant. Mr. Bridwell’s service as a director to public companies adds administration and operational management experience, as well as corporate governance expertise to the Board of Directors. His experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant, Mr. Bridwell brings strong accounting, oil and gas expertise, investment, lending and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

David Copeland, Abilene, Texas, has served as director of the Company since 1998. He serves as chairman of the Audit Committee and also is a member of the Executive and Nominating/Corporate Governance Committees. He is designated as a “financial expert” for our Audit Committee. He also is a director of the Bank serving on the asset liability management committee and of First Financial Trust & Asset Management Company, N.A. (the “Trust Company”), a wholly owned subsidiary of the Company. He also serves as an advisory director of the Bank’s Abilene region. He is president of the Shelton Family Foundation, a private charitable foundation, and SIPCO, Inc., the management and investment company for the Andrew B. Shelton family. He also serves as a director of Harte-Hanks, Inc., a publicly traded targeted marketing company. He is a graduate of Abilene Christian University and is a certified public accountant and chartered financial analyst. Mr. Copeland’s service as a director to public companies adds administration and operational management experiences, as well as corporate governance expertise to the Board of Directors. His experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant and chartered financial analyst, Mr. Copeland brings strong investment, accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Mike Denny, Abilene, Texas, is a new nominee for director of the Company. He currently serves on the Bank’s Directors’ Loan Committee and as an advisory director of the Bank’s Abilene Region. He is owner and president of Batjer and Associates, Inc., a mechanical contractor, the largest mechanical contractor in the Abilene area, having been with the company for over 40 years. He also is vice president and partner in Batjer Services, LLC. He is a graduate of the University of Texas in Austin with a finance degree. He has served on several non-profit boards in Abilene and presently serves on the Abilene Industrial Foundation. His experience and qualifications provide sound leadership to the Board of Directors. Mr. Denny brings strong finance and construction lending and other lending skills important to the oversight of our financial reporting, enterprise and operational risk management.

F. Scott Dueser, Abilene, Texas, has served as a director of the Company since 1991. He serves as chairman of the Executive Committee. He also is a director of the Bank serving on the asset liability management committee, of the Trust Company and of First Technology Services, Inc., (the “Technology Company”), a wholly owned subsidiary of the Bank. He is Chairman, Chief Executive Officer and President of the Company. He became Chairman in 2008 and became CEO/President in 2001. Prior to his role at the Company, he was CEO/President of the Bank from 1991 to 2001 and assumed these roles again as well as Chairman of the Board effective December 30, 2012. He is a graduate of Texas Tech University with finance and accounting degrees and served on the Board of Regents of Texas Tech University from 2005 to 2009, the last two years as Chairman. He currently serves on the boards of Breck Operating, Inc., Brazos LLP, Salt Fork, Ltd., Petco Ltd. and States Royalty LLP, which are privately held oil and gas companies. He was selected as Abilene’s Outstanding Citizen of the Year in 2009. Mr. Dueser adds financial services experience, especially lending, oil and gas expertise and asset liability management to the Board of Directors, as well as a deep understanding of the Company’s business and operations. Mr. Dueser also brings risk and operations management and strategic planning expertise to the Board of Directors, skills that are important as we continue to implement our business strategy and acquire and integrate growth opportunities.

Murray Edwards, Clyde, Texas, has served as director of the Company since 2006. He serves on the Audit, Executive and Nominating/Corporate Governance Committees. He also is a director of the Bank serving as chairman of the directors’ loan committee and serves as an advisory director of the Bank’s Abilene region and chairman of the Fort Worth region. He is principal of The Edwards Group, a privately owned investment company, and has an undergraduate degree from Texas A&M University and a masters of business administration from Harvard Business School. He has successfully owned and managed a number of businesses including Automated Farm Systems, Alderman-Cave Feeds, Abilene Cattle Feeders, Cape & Son, Bluebonnet Feeds and Innovation Event Management. In 2018, he received the Texas A&M University Outstanding Agribusiness Entrepreneur Award, only the second time the award had been given. He was the largest shareholder and a director of Peoples State Bank, Clyde, Texas, prior to it being acquired by the Company. Mr. Edwards has significant risk management, merger and acquisitions and strategic planning skills. In addition, he brings strong agriculture, accounting, lending and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Ron Giddiens, San Angelo, Texas, has served as a director of the Company since 2009. He serves on the Audit Committee. He also is a director of the Bank serving on the directors’ loan committee and asset liability management committee and of the Technology Company and serves as an advisory director of the Bank’s San Angelo region. He is a former president of Bank of the West in San Angelo prior to its sale to Boatmans Bank and Bank of America. He currently provides business, acquisition and valuations consulting through his company, D & G Consulting. He is a graduate of Baylor University and the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Giddiens adds significant financial services industry expertise relevant to our community banking, wealth management, and commercial lending businesses. His leadership experience with a large financial services company is important to the oversight of our multi-region business model.

Tim Lancaster, Abilene, Texas, has served as a director of the Company since 2013. He serves as chairman of the Compensation Committee and also is a member of the Executive, Nominating/Corporate Governance and Audit Committees. He also is a director of the Bank and serves as an advisory director of the Bank’s Abilene region. He retired as President and CEO of Hendrick Health Systems, a 525 bed regional hospital based in Abilene, Texas, having served in this capacity since 2004. From 1998 to 2004, he was CEO of Brownwood Regional Medical Center, Brownwood, Texas. He has a bachelor of finance degree from Texas Tech University and a masters in health care administration from Texas Women’s University. He is past Chair of the Board of Trustees of the Texas Hospital Association and was honored in February 2018 with the Earl M. Collier Award for Distinguished Health Care Administration in Texas. He has served on numerous healthcare related boards on a national and state level. He currently serves as Chairman of the Board of Regents of Texas Tech University. Mr. Lancaster adds significant operational, risk management, strategic planning and administrative experiences, as well as corporate governance expertise that is important to the Company. His past leadership as the chief executive of a large hospital system brings strong accounting, management skills and medical industry expertise to the oversight of the financial reporting and operational risk management. Mr. Lancaster had ten years in the banking industry prior to going into hospital administration.

Kade L. Matthews, Clarendon, Texas, has served as a director of the Company since 1998. He serves on the Compensation Committee. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford region. He is President of the Legett Foundation, a private charitable foundation in Texas, as well as a trustee of Texas Christian University, where he is a graduate. He also is on the board of visitors of the MD Anderson Cancer Center in Houston, president of the Dodge Jones Legacy Foundation, a private charitable foundation in Abilene, president of Kickapoo Springs Foundation, a private charitable foundation in Abilene, and a former member of the Amarillo Area Foundation. Mr. Matthews is also a former regent of Clarendon College and former president of the Clarendon College Foundation. He is a rancher and manages investments. Mr. Matthews provides excellent agriculture and wealth management experience, local knowledge of economic trends in the communities that we serve as well as compensation and benefits experience and corporate governance experience garnered through his leadership position and board service with other entities.

Robert Nickles, Jr., Houston Texas, is a new nominee for director of the Company. He currently serves as an advisory director of the Bank’s Kingwood Region. He is founder and executive chairman of Alegacy Group, LLC, the second largest gas compressor packager in the world, with over $525 million in revenue and over 1,300 employees. He is also managing director of 3MCB Investments, LLC, Nickles5 Investments, LLC and serves on the board of directors of Frisco Professional Building Invesors Ltd. and Fast Fusion LLC. Mr. Nickles previously served in management roles including CEO of Nickles Industries, senior vice president of operations and senior vice president of sales for Cooper Cameron and COO of Valerus Compression Services. He is a graduate of Oklahoma State University. In 2010, he was elected to the Commercial State Bank, Kingwood, Texas board of directors and served on that board until the Company’s acquisition of that bank on January 1, 2018. His experience and qualifications provide sound leadership to the Board of Directors. Mr. Nickles brings strong financial, oil and gas expertise, investment and lending skills important to the oversight of our financial reporting, enterprise and operational risk management.

Ross H. Smith, Jr., Orange, Texas, has served as a director of the Company since 2014. He serves on the Compensation Committee. He also is a director of the Bank serving on the Directors’ Loan Committee and serves as an advisory director of the Bank’s Southeast Texas region. He served as a director of Orange Savings Bank, SSB from 2008 to 2013, prior to the Company acquiring Orange Savings Bank, SSB in May 2013. He is chairman and president of Akrotex Inc., Orange, Texas, a service company for the petrochemical/plastics industry. He also is chairman of the board and president of Sabine River Ford, Inc., Orange, Texas and Volkswagen of Lake Charles, Louisiana. He serves on the board of directors of the Foundation of South East Texas, a three county community charitable foundation and also on the board of directors of the Foundation for Lamar State College, Orange, Texas. He has received several community builder and leadership awards and in 2010, was named Citizen of the Year for the Greater Orange Area Chamber of Commerce. Mr. Smith brings a wealth of experience and leadership in business to the Board.

Johnny E. Trotter, Hereford, Texas, has served as a director of the Company since 2003. He serves on the Executive, Compensation and Nominating/Corporate Governance Committees. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford region. He is president of Livestock Investors, Ltd., one of the largest cattle feeders in the United States as well as an officer in Deaf Smith Enterprises LLC, a privately owned real estate company. He also is president of Whiteface Ford dealership in Hereford, Texas, and owns and manages ranches/farms in Texas, New Mexico, Oklahoma and Mississippi. He also is a director of First United Bank, Dimmitt, Texas, an unaffiliated bank. He is also a director and became president of the American Quarter Horse Association in March 2014 and is active in numerous other cattle/horse associations and philanthropic/community involvement. Beginning in 2016, he serves on the Donald Trump Agriculture Advisory Committee. He was named 2004 Citizen of the Year in Hereford/Deaf County, Texas. He was inducted into the Texas Cowboy Hall of Fame in January 2015, was awarded an honorary doctorate from West Texas A&M University in December 2015 and received the Chester A. Reynolds Memorial Award at the National Cowboy & Western Heritage Museum in Oklahoma City, Oklahoma in 2017. Mr. Trotter brings key leadership, risk management, operations, strategic planning and auto industry/agricultural expertise that assist the Board of Directors in overseeing the Company’s operations.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of your Board of Directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2019 and to serve until the next annual meeting in April 2020. Ernst & Young LLP has served as the Company’s independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board of Directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our certificate of formation, bylaws or otherwise. Nevertheless, your Board of Directors is submitting this matter to the shareholders in conformance with the practices of good corporate governance. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3

ADVISORY, NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to the Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. Although the vote is advisory and is not binding on the Board of Directors, the Company or the Compensation Committee, the Board’s Compensation Committee will take into account, among other criteria, the outcome of the vote when considering future executive compensation decisions.

This proposal, commonly referred to as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation”, including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in the Compensation Discussion and Analysis section, we seek to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. We believe that our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.

You are encouraged to read the detailed information under “Executive Compensation” beginning on page 14 of this proxy statement for additional details about our executive compensation programs. We believe shareholders should consider the following in determining whether to approve this proposal:

•	Each member of our Compensation Committee is independent under the applicable standards of the Nasdaq Stock Market;

•	The Compensation Committee continually monitors our performance and adjusts compensation practices accordingly;

•

Beginning in October 2016, all award agreements evidencing awards granted under the 2012 Incentive Stock Option Plan or the 2015 Restricted Stock Plan include a compensation recoupment (“clawback”) provision; and

•

In 2018, the Compensation Committee established a Compensation Recovery Policy for all bonuses and awards that will now be subject to repayment or forfeiture should the Company be required to prepare an accounting restatement. See page 19 for further description and information related to this newly established policy.

Shareholder advisory votes on executive compensation currently take place on an annual basis.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of First Financial Bankshares, Inc. hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION RELATED TO COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF FORMATION

TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

Our Amended and Restated Certificate of Formation currently authorizes 120,000,000 common shares, par value $0.01 per share, which we refer to as our common stock. Because 67,816,714 million common shares are currently issued and outstanding and 3,380,991 shares are reserved for issuance upon exercise of our outstanding stock options and granting of restricted stock, we have 48,802,295 common shares available for future issuances. Accordingly, we believe it is necessary to increase our total number of authorized common shares to 200,000,000 so that we have the flexibility in the future to issue more common shares, whether as a stock dividend, as consideration for an acquisition, in accordance with our stock option or restricted stock plans, to raise additional capital or otherwise. As described in our annual report on Form 10-K, we routinely consider acquisition opportunities and should we be able to reach an agreement with one or more acquisition targets, we would likely use our common shares as some or all of the acquisition consideration. Although the proposed increase in our authorized common shares could be construed as having anti-takeover effects, neither our Board of Directors nor our management views this proposal in that perspective, and we are not aware of any takeover bid at this time. Our Board of Directors has approved this amendment, but your approval is also required under Texas law to amend our Amended and Restated Certificate of Formation. Should the amendment not be approved, the Company would be limited in regards to future stock dividends, acquisitions using our common shares as consideration or incentivizing our employees through equity compensation plans.

The effect of the proposed amendment is to authorize an additional 80,000,000 common shares, par value $0.01 per share. The future issuance of any newly authorized common shares, if any, would be authorized by resolution of the Board of Directors without further approval of the shareholders. Shareholders will have no preemptive rights to subscribe for additional common shares. The additional common shares to be authorized would be identical to our currently outstanding common shares, including being subject to the same conditions and having the same voting and other rights. Approval of this proposed amendment and any subsequent issuance of additional common shares would not affect your current rights as a shareholder, except for effects of a potential increase in the number of common shares outstanding, such as dilution of the earnings per share, book value per share and the voting power of current holders of common shares. Therefore, we are asking you to vote on the following resolution:

RESOLVED, that the Amended and Restated Certificate of Formation of First Financial Bankshares, Inc. (the “Company”) be amended to increase the total number of authorized common shares so that the Company is authorized to issue 200,000,000 common shares, to be effected by amending Article Four of the Company’s Amended and Restated Certificate of Formation to read in its entirety as follows:

“The aggregate number of common shares which the corporation shall have authority to issue is 200,000,000 of the par value of $0.01 each.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO

INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES.

EXECUTIVE OFFICERS

Set forth in the following table are our named executive officers of our common shares beneficially owned by each of them as of March 1, 2019. Except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Office	Years Served in Such Office	Principal Occupation During Past 5 Years	Shares Beneficially Owned	Percent of Shares Outstanding (1)

F. Scott Dueser	65	Chairman of the Board, President and Chief Executive Officer	18	Chairman, President and Chief Executive Officer of First Financial Bankshares, Inc.; Chairman, President and Chief Executive Officer of First Financial Bank, N.A., Abilene*	1,018,622 (2)(3)(4)(5)	1.50%

Ronald D. Butler, II	58	Executive Vice President and Chief Administrative Officer	7	Executive Vice President and Chief Administrative Officer of First Financial Bankshares, Inc.; Chairman and Chief Executive Officer of Abilene Region of First Financial Bank, N.A., Abilene*	91,938 (3)(4)(5)	*

Gary S. Gragg	59	Executive Vice President and Chief Lending Officer	13	Executive Vice President of First Financial Bankshares, Inc.	81,095 (3)(4)(5)	*

J. Bruce Hildebrand, CPA	63	Executive Vice President and Chief Financial Officer	16	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc.	72,049 (3)(4)(5)	*

Kirk W. Thaxton	58	Chairman, President and Chief Executive Officer, First Financial Trust & Asset Management Company, N.A.	12	Chairman, President and Chief Executive Officer, First Financial Trust & Asset Management Company, N.A.	63,956 (3)(4)(5)	*

*	Less than 1%
**	A bank subsidiary.
(1)	Based on 67,816,714 common shares outstanding as of March 1, 2019.
(2)

Includes 278,002 shares that are owned by a family limited partnership of which Mr. Dueser serves as the manager of the general partner and to which he disclaims beneficial ownership with respect to 208,502 shares; 404,629 shares held by several trusts of which Mr. Dueser is the trustee, settlor and beneficiary; and 224,155 shares owned by a family limited partnership of which Mr. Dueser serves as the manager of the general partner and to which he disclaims beneficial ownership with respect to 159,823 shares.

(3)

Includes shares indirectly owned as of March 1, 2019 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser – 99,583, Mr. Butler – 19,262, Mr. Gragg – 12,208, Mr. Hildebrand – 5,741 and Mr. Thaxton – 15,563.

(4)

Includes unvested shares owned as of March 1, 2019 through our Restricted Stock Plan which each participant has sole voting powers, as follows: Mr. Dueser – 6,254, Mr. Butler – 3,126, Mr. Gragg – 3,126, Mr. Hildebrand – 3,126 and Mr. Thaxton – 3,126.

(5)

Includes 6,000, 19,000, 19,250, 13,250 and 19,500 shares of our common shares issuable upon exercise of options presently exercisable or exercisable within 60 days of March 1, 2019 for Messrs. Dueser, Butler, Gragg, Hildebrand and Thaxton, respectively.

Minimum Stock Holdings

In October 2018, the Compensation Committee established minimum common share holdings for the Company’s executive officers. The chief executive officer is required to own shares of Company stock having a value equal to five times his base salary. The other executive officers are required to own shares of Company stock having a value equal to three times the executive officers based salary. The stock ownership level must be achieved within the later to occur of October 23, 2023 (i.e., the fifth anniversary of the date of adoption of these guidelines), or (b) five years after first becoming an executive officer. These executive officers are expected to accumulate the required number of shares over the applicable five year period. Once achieved, ownership of the guidelines amount should be maintained as long as the individual remains an executive officer.

Failure to maintain the minimum requirements of the guidelines may result in an executive officer receiving future cash bonuses in the form of equity until he or she has satisfied the guidelines. The Company may also bar the executive officer from selling Company stock until the guidelines have been achieved. However, neither of these alternatives shall be exercised if the executive officer has not sold any stock. At December 31, 2018, each of the named executive officers met the minimum stock holdings guidelines.

The complete “Stock Ownership Guidelines” can be found at www.ffin.com in the “investorrelations/shareholder information/governance documents” section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives/Philosophy

The Compensation Committee’s philosophy is to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and discourages underperformance. It is also the Compensation Committee’s practice to provide a balanced mix of short- and long-term compensation and a cash and equity-based compensation that the committee believes appropriate to mitigate excessive risk-taking and align the short and long-term interests of the Company’s executives with that of its shareholders and encourage executives to participate and perform as equity owners of the Company.

We believe that to attract and retain the quality of executive talent necessary to achieve our long-term strategic business goals, we must offer a competitive compensation package to our executives. The Compensation Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and long-term awards under the Company’s long-term incentive programs (including profit sharing, restricted stock and incentive stock option plans). When considering pay decisions for our named executive officers, we generally target the 50th to 75th percentile of the market for total compensation. While applying no specific formula or weighting of each factor, we also consider the executive’s scope of responsibilities, skills and experience, overall Company performance and the Board of Directors’ evaluation of the executive’s individual performance. Based on our business strategy and the results we expect from our executives, we attempt to blend their compensation pay between short and long-term pay as well as the mix of cash and equity compensation. We believe the design of our compensation programs and the amounts paid have been and continue to be appropriate and reasonable. We continually review our programs to ensure they are aligned with our business objectives and shareholder interests.

The Compensation Committee measures the Company’s senior management compensation levels with comparable compensation levels in industry benchmark studies and peer group data. We use survey data to benchmark our executive positions to those at other banking institutions with total asset size similar to ours. In 2018, 2016, 2015 and 2014, the Compensation Committee engaged Longnecker & Associates to conduct an independent third party executive compensation review and provide analyses, conclusions and recommended considerations for the key executives of the Company. The review included an analysis of the total direct compensation (base salary, annual incentives, long-term incentives, deferred compensation and perquisites) plus an assessment of the competitiveness of the Company’s incentive compensation, based on asset size, geography, and operations, as compared to a peer group of companies and published survey data from similarly sized companies in the banking industry. The peer group companies considered by the Compensation Committee are:

Bancorp South, Inc.	International Bancshares Corporation
Bank OZK	LegacyTexas Financial Group, Inc.
BancFirst Corporation	Prosperity Bancshares, Inc.
Hancock Whitney Corporation	Renasant Corporation
Home Bancshares, Inc.	Simmons First National Corporation
IberiaBank Corporation	Texas Capital Bancshares, Inc.
Independent Bank Group, Inc.	Trustmark Corporation

It is the Compensation Committee’s practice to provide incentives that promote both the short and long-term financial objectives of the Company. To motivate our executives to achieve our strategic business goals, we offer the opportunity to earn the targeted level of pay through incentive compensation that correlates to the Company’s short- and long-term performance. These incentives are based on financial and investment metrics underlying Company performance, including earnings growth, return on assets, return on equity, net interest margin, credit quality and efficiency ratio. Annual bonuses reward achievement of short-term objectives based on the Company’s operational business plan that are established to encourage our executives to make decisions currently that promote shareholder value. Long-term incentive programs encourage executives to focus on the Company’s long-term strategic goals which are catalysts to drive sustainable long-term shareholder value, while accomplishing a high retention of our executives. Our compensation program also accounts for individual performance, which enables the Compensation Committee to differentiate among executives and emphasize the link between personal performance and compensation.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s compensation policies and practices for its officers and employees, as such policies and practices relate to risk management practices and risk-taking incentives, the Compensation Committee has determined that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

The following is a summary of the elements of compensation provided to our Chief Executive Officer and other members of senior management. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.

Base Salary. Base salaries paid to our executives competitively compensate them for the experience and skills needed to perform their current roles, as well as reward their prior individual performance. We seek to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status, accomplishments and experience and aligns base salaries near the 75th market percentile for those incumbents who are seen as value creators and who are seasoned in their position. The Compensation Committee also retains the flexibility to increase the base salaries for certain executives beyond the 75th market percentile based on superior individual and/or company performance. The Compensation Committee met in January 2019 and approved base salaries for 2019 for the named executives as follows: Mr. Dueser - $1,015,000, Mr. Butler - $500,000, Mr. Gragg - $400,000, Mr. Hildebrand - $550,000 and Mr. Thaxton - $395,000.

Bonus. We offer a bonus plan that provides senior management with an opportunity to receive a cash bonus based on a sliding scale upon accomplishment of pre-determined performance goals. Mr. Dueser’s and Mr. Hildebrand’s goals for 2018 were based on earnings growth, return on average assets, return on average equity and efficiency ratio for the Company. Mr. Gragg’s goals for 2018 were based on earnings growth, return on average assets and credit quality for the Company. Mr. Butler’s bonus for 2018 included the same goals of Mr. Dueser and Mr. Hildebrand for the Company and earnings growth, return on average assets, efficiency ratio, service charge income growth and net interest margin for the Abilene region of the Bank, for which he serves as Chief Executive Officer. Mr. Thaxton’s bonus for 2018 included earnings growth, revenue growth, assets managed growth and noninterest expense control for the Trust Company, for which he serves as the Chief Executive Officer. For 2018, the maximum award for senior management of the Company was 40% of the executive’s base salary. In 2018, the metrics set for these named executive officers were those believed to be generally controllable by the respective named executive officer and which the Compensation Committee believed would result in increased shareholder value if achieved. To achieve the maximum award, the Company earnings growth goal was set at 14.00%, the return on average assets was set at 1.80%, the return on average equity was set at 15.00%, and the efficiency ratio was set at 47.00%. In addition, Mr. Gragg’s goals included credit quality metrics of net charge-offs equal to or less than 0.08% and a non-performing asset ratio as a percentage of loans and foreclosed assets of 0.40% or less. The Abilene region metric goals for Mr. Butler to achieve the maximum award were an earnings growth of 10.00%, a return on average assets of 1.78%, an efficiency ratio of 40.00%, a net interest margin of 3.95% and a service charge income growth to 16.00%. The Trust Company metric goals for Mr. Thaxton were an earnings growth goal of 11.00%, a revenue growth goal of 8.00%, an asset managed growth goal of 16.00% and a goal to increase noninterest expense no greater than negative 1.00%. Based on the achievement of the performance criteria, Mr. Dueser earned 26.67% of his base salary, Mr. Hildebrand earned 26.67% of his base salary, Mr. Butler earned 27.33% of his base salary, Mr. Gragg earned 28.00% of his base salary and Mr. Thaxton earned 33.33% of his base salary. Regional bank presidents are also included in this bonus program, and their goals are structured to specific situations of their respective regional bank. While the performance goals drive the bonus plan and executive awards, the Compensation Committee retains discretion to adjust payouts of the awards based on the performance of the Company, including audit, compliance and asset quality issues, and the individual officer performance, as deemed appropriate. The Compensation Committee met in February 2019 to establish the specific goals for the named executive’s 2019 bonus. Such 2019 goals were based on similar criteria as 2018.

In October 2018, the Compensation Committee approved a Compensation Recovery Policy whereby the Company’s executive officers subject to Section 16 of the Exchange Act, the presidents of the Company’s subsidiaries or a regional division of the Bank and the regional chairpersons of the Bank will generally be subject to repayment or forfeiture of any incentive compensation (as defined below) should the Company be required to prepare an accounting restatement such that the applicable person would have received a lesser incentive compensation amount. Incentive compensation, as defined in the policy, means all bonuses and other incentive and equity compensation awards within three years of such payment, grant or vesting that was subject to a restatement of the Company’s financial statements filed with the Securities and Exchange Commission. The complete “Compensation Recovery Policy” can be found at www.ffin.com in the “investor relations/shareholder information/governance documents” section.

Stock Options. We presently offer stock options under the 2012 Incentive Stock Option Plan (“Incentive Stock Option Plan”) approved by shareholders in 2012. The purpose of our Incentive Stock Option Plan is to attract and retain key officers and to encourage performance by providing a proprietary interest in our Company through the granting of stock options. We believe that stock options are an appropriate long term incentive to link executives’ performance with stock price appreciation. We continue to review this program with each grant to ensure that this form of equity compensation will drive our executives toward successful long-term business results. Grants made under the Incentive Stock Option Plan typically vest 20% annually, commencing on the second anniversary of the grant and expire 10 years from the grant date. Unvested options granted under the Incentive Stock Option Plan vest immediately upon the occurrence of a change of control event and upon retirement following the attainment of age 65, as defined in the Incentive Stock Option Plan. Unexercised options granted under the Incentive Stock Option Plan expire should the officer be terminated with cause, as defined in the Incentive Stock Option Plan.

We encourage the grantee not to dispose of the shares obtained through exercise of the options but rather to keep and build an equity interest in the Company. Incentive stock options further encourage our executives to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met.

Generally, the Compensation Committee, based in part on discussions with the Company’s Chief Executive Officer, grants options every two years, subject to the Board of Directors’ approval. In June 2017, the Company granted key employees, including the named executive officers disclosed herein, an aggregate of 452,000 stock options. No options were granted in 2018 or 2016. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability and retention considerations. Grantees are required to sign confidentiality, non-solicitation and non-competition agreements in connection with receipt of the option grants to preclude actions detrimental to the Company. Administration of the Incentive Stock Option Plan is delegated to an executive officer of the Company.

The Compensation Committee does not grant options during any black-out period under our insider trading policy. We do not release material, non-public information for the purpose of affecting the value of executive compensation, nor do we grant options to executives in coordination with the release of material, non-public information. All awards of the Company’s common shares under our Incentive Stock Option Plan are made at the market price on the day of the award.

Moreover, under our insider trading policy, executive officers, directors and immediate family members of the Company may not buy or sell our stock during a trading period beginning fifteen days before the end of a fiscal quarter until three business days following the release of quarterly earnings information. Trading by directors and executive officers of the Company is also prohibited during designated periods when they possess material, non-public information about us.

Beginning with stock options granted in 2017, the Compensation Committee established compensation recoupment, or clawback provisions, in all stock option award agreements. Pursuant to the clawback provisions, a grantee may, based on the decision of the Board of Directors, forfeit the right to receive and/or retain the incentive compensation awarded if during the grantee’s employment or thereafter, a determination is made by the Board of Directors that the grantee has breached his or her duties to the Company, including, by way of example, a breach of the Company’s Code of Business Conduct and Ethics Policy, engaged in serious misconduct, improper dissemination of Company confidential information or has disparaged the Company or others.

Restricted Stock. On April 28, 2015, the 2015 Restricted Stock Plan, as amended (“Restricted Stock Plan”), for selected employees, officers, non-employee directors and consultants was approved by shareholders. On April 24, 2018, April 25, 2017 and April 26, 2016, each non-employee director received 1,190, 1,465 and 766 restricted common shares of the Company (see “Director Compensation” on page 31), respectively. These non-employee director grants vest over the one year period from the grant date to the next annual shareholder meeting. On October 23, 2018, October 24, 2017 and October 25, 2016, the Company granted an aggregate of 26,021, 14,191 and 15,405 restricted common shares, respectively, of the Company to certain key officers, including the named executive officers disclosed herein. These restricted stock grants vest over one to three years.

On January 26, 2016, the Company amended the Restricted Stock Plan to clarify the definition of “Change of Control” contained in the Restricted Stock Plan. The amendment deleted from the definition of Change of Control the ability of a majority of the members of the Board of Directors to determine in their sole discretion within one year after an event, that as a result of such event this has been a Change of Control.

Beginning with restricted stock granted in October 2016, the Compensation Committee approved including compensation recoupment, or clawback provisions, in all future award agreements. Pursuant to the clawback provision, a grantee may, based on the decision of the Board of Directors, forfeit the right to receive and/or retain the incentive compensation awarded if during the grantee’s employment or thereafter, a determination is made by the Board of Directors that the grantee has breached his or her duties to the Company, including, by way of example, a breach of the Company’s Code of Business Conduct and Ethics Policy, engaged in serious misconduct, improper dissemination of Company confidential information or has disparaged the Company or others.

Pension Plan. The defined benefit pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan, as required by the Internal Revenue Service’s funding standards and the Pension Protection Act of 2006. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, l988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. “Average compensation” is defined as the average compensation during the ten years immediately preceding the date of determination or actual employment, whichever is less. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. Benefits do not vest until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits have accrued under the plan after such date. New hires to the Company are not eligible to participate in the frozen pension plan. See “Pension Benefits” on page 29 for updated information on the Company’s pension plan.

The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Senior management eligible under the pension plan receive the same benefits as all employees.

Profit Sharing Plan. All employees of the Company who satisfy the plan’s eligibility conditions participate in our profit sharing plan. Contributions are determined annually based on a formula that includes growth in net income and return on average assets. Contributions under the profit sharing plan are reviewed by the Compensation Committee and are subject to their discretion and recommendation for approval by the Board of Directors. The Compensation Committee oversees the administration of the profit sharing plan. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan that allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a “safe harbor” Company matching contribution equal to 100% of each participant’s contributions not exceeding 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions in excess of 3% but not in excess of 5% of the participant’s compensation.

Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer’s annual contribution is allocated among the accounts of the eligible plan participants, in the ratio that each participant’s compensation bears to the total compensation of all eligible participants. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant’s benefit to a maximum of $275,000 for 2018 (adjusted annually by the Internal Revenue Service). Additionally, the annual amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $55,000 for 2018 (adjusted annually by the Internal Revenue Service).

Our profit sharing plan includes an employee stock ownership plan (“ESOP”) feature whereby participants are given the option to receive cash dividends on shares owned by them in the ESOP in cash or reinvest the dividends in additional shares. Each participant owns shares and is entitled to vote his or her shares in any shareholder vote.

The profit sharing plan provides for benefits to vest in graduated percentages, with benefits being fully vested after six years of credited service except for amounts contributed to an employee’s account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee’s benefit will be the contributions allocated to their account while a participant, increased by gains and decreased by losses from investments of the plan, and increased by any forfeitures allocated to their account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of their employee contribution account and the vested portion of his employer contribution account become distributable.

Senior management eligible for participation in the plan receive the same benefits as all employees. The maximum employer profit sharing contribution to the plan for an individual in a single year is 15% of the individual’s salary, plus the safe harbor Company match, subject to Internal Revenue Service limits.

Make Whole Plan. The Company has a “make whole” plan whereby executives, whose Company contributions to the profit sharing plan and employer match under the 401(k) feature are limited due to Internal Revenue Service limitations, have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no Internal Revenue Service limitations. This non-qualified plan uses the same contribution formula and vesting requirements as the 401(k) plan. This plan, which is reviewed annually, was implemented by the Compensation Committee to allow senior management whose compensation is in excess of Internal Revenue Service limits to have profit sharing/401(k) matches in the same proportionate ratio as all employees. The make whole plan was “frozen” as to new participants and contributions effective December 31, 2018.

Supplemental Executive Retirement Plan. The Company adopted a Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 2019. The SERP benefits certain key senior executives of the Company who are selected by the Board to participate, including each of our named executive officers. The SERP is intended to provide a benefit from the Company upon retirement, death, disability or voluntary or involuntary termination of services (other than “for cause”), subject to the requirements of Section 409A of the Internal Revenue Code. Under the SERP, the Company, may, but is not required to, make discretionary contributions to the executive’s accounts from time to time. The contributions may be fully vested or subject to vesting conditions imposed by the Board with respect to the contributions; provided, however, that all unvested amounts credited to an executive’s account will become fully vested upon the executive’s death or disability or upon the occurrence of a change of control (as defined in the SERP). Company contributions to the SERP on behalf of an executive are credited with earnings and losses based on the executive’s investment elections. The investment options under the SERP are currently the same as those offered under the Company’s profit sharing plan, except that Company stock is not an available investment option under the SERP. An executive’s vested account is payable to the participant following his or her termination in a single lump sum or installments, as elected by the participant in accordance with the requirements of Section 409A of the Internal Revenue Code. As of March 1, 2019, no SERP agreements have yet been entered by any executives of the Company.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Our policy for all employees provides that full-time employees who are discharged due to a restructuring or layoff are eligible to receive severance pay based on their years of service to the Company. The Company will provide one week of severance pay for each year of employee service, up to a maximum of six months of salary, except that in all cases, severance pay will not be less than four week’s pay. In order to receive severance pay, an employee must sign a release of claims in favor of the Company. Employees who do not sign the required release form will not receive severance pay.

Potential Payments Upon a Change in Control and Executive Recognition Agreements. In April 1996, our Board of Directors unanimously approved an executive recognition plan. This plan enabled us to offer our key executive officers and those of our subsidiaries an executive recognition agreement. All of our named executive officers have entered into executive recognition agreements with us. The Company does not utilize employment agreements.

We believe our executive recognition agreements are conservative when compared to the competitive market. The agreements have been continually renewed since we view them as necessary to ensure the continued focus of our executives on making the appropriate strategic decisions for the Company even if the decision involves a change in control.

Each executive recognition agreement provides severance benefits for each applicable executive officer if, within two years following a change in control, the officer’s employment with us or our subsidiaries is terminated (i) by us (including any successor to us) or the subsidiary bank for any reason other than for cause (see below), except for termination as a result of the officer’s death, disability or retirement; or (ii) by the executive officer for good reason (see below).

As used in the executive recognition agreements, a “change in control” is defined as one or more of the following:

•

a person or entity directly or indirectly acquires securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•

any person or entity commences a tender offer or exchange offer to acquire any common shares of the Company (or securities convertible into common shares) for cash, securities or any other consideration in which after consummation of the offer, the person or entity directly or indirectly acquires beneficial ownership of shares of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•

the shareholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not immediately after its completion, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding shares; or

•	the shareholders of the Company approve a liquidation or dissolution of the Company; or

•

the Company sells or otherwise transfers (or one or more of its subsidiaries, sell or otherwise transfer), in one or more related transactions, assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries (taken as a whole).

As used in the executive recognition agreements, “cause” means termination of an employee due to the:

•

willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from the employee’s physical or mental incapacity due to injury or illness) after written demand for substantial performance is delivered to the employee by the Company; or

•	willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise.

As used in the executive recognition agreements, “good reason” means termination by an employee due to:

•

a determination by the employee, made in good faith and based on the employee’s reasonable belief, that there has been a materially adverse change in his status or position as an executive officer of the Company as in effect immediately prior to the change in control, including, without limitation, any material change in the employee’s status or position as a result of a diminution in the employee’s duties or responsibilities or the assignment to the employee of any duties or responsibilities which are inconsistent with his status or position, or any removal of the employee from or failure to reappoint or reelect the employee to such position; or

•	a material reduction by the Company in the employee’s annual base salary in effect immediately prior to the change in control; or

•	the relocation of the employee’s principal office outside of the city or metropolitan area in which the employee is residing at the time of any change in control; or

•	a material reduction by the Company in the budget over which the employee retained authority immediately prior to a change of control; or

•

the failure by the Company to continue in effect any benefit plan in which the employee participates at the time of a change in control other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control; or

•	any action or inaction by the Company following a change in control that constitutes a material breach of the agreement under which the employee provides services to the Company; or

•	any purported termination of the employee not effected pursuant to a notice of termination as required by the executive recognition agreement; or

•

the failure by the Company to provide and credit the employee with the number of paid vacation days to which the employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to a change in control; or

•	the failure by any successor corporation to the Company to assume the executive recognition agreement.

Such severance benefits under the executive recognition agreements provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 208%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a “parachute payment” under Section 280G of the Internal Revenue Code.

The executive recognition agreements expired on July 1, 2018 and were renewed with a term to expire on July 1, 2020. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control. The agreements include confidentiality obligations, but do not bind the executives to non-competition, non-disparagement or non-solicitation clauses.

Provisions related to the reduction of payments pursuant to the agreement if any of the payments provided for in the agreement would constitute a “parachute payment” (as defined in Internal Revenue Code Section 280G(b)(2)) were modified from prior executive recognition agreements. Under the new agreement, if any payments or benefits to the employee would constitute a “parachute payment” and would be subject to excise tax, then a calculation shall be made comparing (i) the net benefit to the employee after payment of such excise tax to (ii) the net benefit to the employee if payments are limited to the extent necessary to avoid being subject to the excise tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the payments be reduced to the minimum extent necessary to ensure that no portion of the payment to the employee is subject to the excise tax.

Amounts that would be paid under these agreements upon a change in control and a qualifying termination for good reason using base salary information as of December 31, 2018 for the named executive officers would be as follows:

Name	Amount

F. Scott Dueser, President and CEO	$1,944,800
Ronald D. Butler, II, Executive Vice President & CAO	$936,000
Gary S. Gragg, Executive Vice President and Chief Lending Officer	$780,000
J. Bruce Hildebrand, Executive Vice President & CFO	$1,040,000
Kirk W. Thaxton, President & CEO, First Financial Trust and Asset Management Company, N.A.	$769,600

In addition to the amounts payable under the executive recognition agreements, the Company’s Incentive Stock Option Plan generally provides that upon a change in control satisfying the requirements of such plan, all unvested stock options will automatically become vested and exercisable in full.

The table below shows our estimates of the value that would have been recognized by our executive officers as result of the accelerated vesting of the stock options held by such executive officers assuming a change in control occurred on December 31, 2018. The estimated value was calculated by multiplying the number of unvested stock options held by the applicable executive officer by the difference between the closing price of our common shares on December 31, 2018, which was $57.69, and the exercise price of the option. The actual amounts to be paid out can only be determined at the time of such change in control.

Name	Value of Stock Options

F. Scott Dueser	$1,329,600
Ronald D. Butler, II	$349,880
Gary S. Gragg	$349,880
J. Bruce Hildebrand	$349,880
Kirk W. Thaxton	$349,880

Perquisites and Other Benefits. We annually review the perquisites that senior management receives. The primary perquisites for senior management are the reimbursement of initiation fees and dues for one golf or social club. We seek to encourage our senior management to belong to a golf or social club so that they have a convenient entertainment forum for customers and to facilitate interaction with current and potential customers, many of whom belong to these clubs. We do not permit personal use of our Company airplane.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, life insurance and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority (99.0% of votes cast) of our shareholders approved the compensation program described in our proxy statement in 2018, the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

Section 162(m) of the Code generally limits the deductibility of compensation paid by a public company during a tax year to certain executive officers including each of the named executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these named executive officers will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) of the Code before it was amended by the Tax Cuts and Jobs Act of 2017 qualifying performance-based compensation, including income from stock options and other performance based awards, may be deductible if the conditions of Section 162(m) were met.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s compensation programs. The Company believes that achieving its objectives under the compensation philosophy set forth above is more important than the benefit of tax deductibility. The Company reserves the right to maintain flexibility in how it compensates its executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Summary Compensation Table

The following table summarizes the total compensation for our named executive officers in 2018, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
F. Scott Dueser, President/CEO	2018 2017 2016	920,833 835,833 754,167	— — —	150,000 150,000 150,000	— 495,000 —	249,333 85,002 —	128,862 80,239 81,949	47,485 27,498 29,782	1,496,513 1,673,572 1,015,898

Ronald D. Butler, II, EVP/CAO	2018 2017 2016	446,667 426,677 405,000	— —	75,000 75,000 75,000	— 99,000 —	123,000 40,850 24,600	49,528 27,320 27,688	56,450 31,872 29,258	750,645 700,719 561,546

Gary S. Gragg, EVP	2018 2017 2016	372,500 355,000 325,000	— —	75,000 75,000 75,000	— 99,000 —	105,000 55,200 6,600	31,057 14,650 17,342	43,285 23,598 26,182	626,842 622,448 450,124

J. Bruce Hildebrand, EVP/CFO	2018 2017 2016	495,000 466,667 445,000	— —	75,000 75,000 75,000	— 99,000 —	133,333 47,000 —	42,969 19,190 24,699	47,485 27,498 29,782	793,787 734,355 574,481

Kirk W. Thaxton, CEO & President	2018 2017 2016	366,667 348,333 325,000	— —	75,000 75,000 75,000	— 99,000 —	123,333 121,333 18,133	49,491 22,806 13,755	56,450 44,400 14,200	670,941 710,872 456,088

(1)

Amount represents value of restricted grant on October 23, 2018, October 24, 2017 and October 25, 2016 under the 2015 Restricted Plan approved by shareholders on April 28, 2015. The shares vest over three years.

(2)	See note 15 to the financial statements included with the Annual Report on Form 10-K for the assumptions made in valuation of these option awards.
(3)	Amount represents cash bonus earned in the respective year related to achievement of pre-determined performance goals.
(4)	Amount represents change in pension value plus amount contributed to “make whole” plan on behalf of each named executive officer.
(5)	Amount represents amount contributed to profit sharing plan and 401(k) match on behalf of each named executive officer as well as country club dues paid for each named executive officer.

Grants of Plan-Based Awards

The Compensation Committee grants incentive stock options and restricted common shares periodically. In 2017, 452,000 options were granted to key employees of which Mr. Dueser, Mr. Butler, Mr. Gragg, Mr. Hildebrand and Mr. Thaxton received 50,000, 10,000, 10,000, 10,000 and 10,000, respectively. No options were granted in 2018 or 2016. In 2018, 26,021 common shares were granted under the Restricted Stock Plan to certain officers of which Mr. Dueser, Mr. Butler, Mr. Gragg, Mr. Hildebrand and Mr. Thaxton received 2,711, 1,355, 1,355, 1,355 and 1,355, respectively. In 2017, 14,191 common shares were granted under the Restricted Stock Plan to certain officers of which Mr. Dueser, Mr. Butler, Mr. Gragg, Mr. Hildebrand and Mr. Thaxton received 3,250, 1,625, 1,625, 1,625 and 1,625, respectively. In 2016, 15,405 common shares were granted under the Restricted Stock Plan to certain officers of which Mr. Dueser, Mr. Butler, Mr. Gragg, Mr. Hildebrand and Mr. Thaxton received 4,127, 2,063, 2,063, 2,063 and 2,063, respectively.

The following table discloses information related to the grants made during 2018:

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)(1)	options (#)	awards ($/sh)	awards ($)(2)
F. Scott Dueser	10-23-18	—	—	—	—	—	—	2,711	—	55.34	150,000
Ronald D. Butler, II	10-23-18	—	—	—	—	—	—	1,355	—	55.34	75,000
Gary S. Gragg	10-23-18	—	—	—	—	—	—	1,355	—	55.34	75,000
J. Bruce Hildebrand	10-23-18	—	—	—	—	—	—	1,355	—	55.34	75,000
Kirk W. Thaxton	10-23-18	—	—	—	—	—	—	1,355	—	55.34	75,000

(1)	Represents awards under the Restricted Stock Plan. Each award vests one-third at the end of one year, two-thirds at the end of two years and in full at the end of three years.
(2)	For restricted stock grants, calculated by multiplying the restricted stock grant shares by the grant date fair value of $55.34.

No non-equity incentive plan awards (for example, stock appreciation rights or phantom stock awards) have been issued by the Company.

Outstanding Equity Awards at Fiscal Year-end

At December 31, 2018, the following stock options were outstanding for the respective named executive officers:

Stock Awards
		Option Awards							Equity Incentive Plan Awards: Number of	Equity Incentive Plan Awards: Market or Payout
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Unearned Shares, Units or Other Rights That Have Not Vested (#)	Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

F. Scott Dueser	10-22-13 10-27-15 10-25-16 6-12-17 10-24-17 10-23-18	5,000 12,000 — — — —	5,000 18,000 — 50,000 — —	— — — — — —	30.85 33.89 — 42.35 — —	10-22-23 10-27-25 — 6-12-27 — —	— — 1,375 — 2,167 2,711	— — 79,324 — 125,014 156,308	— — — — — —	— — — — — —
Ronald D. Butler, II	5-19-09 10-25-11 10-22-13 10-27-15 10-25-16 6-12-17 10-24-17 10-23-18	2,000 8,000 8,000 4,000 — — — —	— — 2,000 6,000 — — 10,000 —	— — — — — — — —	16.78 15.73 30.85 33.89 — 42.35 — —	5-19-19 10-25-21 10-22-23 10-27-25 — 6-12-27 — —	— — — — 688 — 1,083 1,355	— — — — 39,691 — 62,497 78,170	— — — — — — — —	— — — — — — — —
Gary S. Gragg	5-19-09 10-25-11 10-22-13 10-27-15 10-25-16 6-12-17 10-24-17 10-23-18	2,650 8,000 8,000 4,000 — — — —	— — 2,000 6,000 — 10,000 — —	— — — — — — — —	16.78 15.73 30.85 33.89 — 42.35 — —	5-19-19 10-25-21 10-22-23 10-27-25 — 6-12-27 — —	— — — — 688 — 1,083 1,355	— — — — 39,691 — 62,497 78,170	— — — — — — — —	— — — — — — — —
J. Bruce Hildebrand	10-25-11 10-22-13 10-27-15 10-25-16 6-12-17 10-24-17 10-23-18	4,500 8,000 4,000 — — — —	— 2,000 6,000 — 10,000 — —	— — — — — — —	15.73 30.85 33.89 — 42.35 — —	10-25-21 10-22-23 10-27-25 — 6-12-27 — —	— — — 688 — 1,083 1,355	— — — 39,691 — 62,497 78,170	— — — — — — —	— — — — — — —
Kirk W. Thaxton	5-19-09 10-25-11 10-22-13 10-27-15 10-25-16 6-12-17 10-24-17 10-23-18	5,000 7,500 8,000 4,000 — — — —	— — 2,000 6,000 — 10,000 — —	— — — — — — — —	16.78 15.73 30.85 33.89 — 42.35 — —	5-19-19 10-25-21 10-22-23 10-27-25 — 6-12-27 — —	— — — — 688 — 1,083 1,355	— — — — 39,691 — 62,497 78,170	— — — — — — — —	— — — — — — — —

(1)

Represents awards under the Incentive Stock Option Plan. Each award vests 20% at the end of two years, 40% at the end of three years, 60% at the end of four years, 80% at the end of five years and in full at the end of six years.

(2)	Represents awards under the Restricted Stock Plan. Each award vests one-third at the end of one year, two-thirds at the end of two years and in full at the end of three years.
(3)	Calculated using the closing price of our common shares of $57.69 on December 31, 2018.

Option Exercises and Stock Vested

During 2018, the following options were exercised by the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
F. Scott Dueser	9,000	267,480	3,933	221,249
Ronald D. Butler, II	3,000	101,310	1,968	110,709
Gary S. Gragg	3,150	104,036	1,968	110,709
J. Bruce Hildebrand	2,500	79,350	1,968	110,709
Kirk W. Thaxton	2,500	74,800	1,968	110,709

(1)	Amount represents the difference between the aggregate option exercise price and the actual aggregate stock price on the date exercised.
(2)	Amount represents the aggregate restricted stock value on the date vested.

Pension Benefits

As of December 31, 2018, the following information relates to the Company’s defined benefit pension plan for the respective named executive officers:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Scott Dueser	Defined Benefit Pension	27	500,244	—
Ronald D. Butler, II	Defined Benefit Pension	11	106,545	—
Gary S. Gragg	Defined Benefit Pension	13	81,764	—
J. Bruce Hildebrand	Defined Benefit Pension	1	24,900	—
Kirk W. Thaxton	Defined Benefit Pension	15	104,714	—

We froze our defined benefit pension plan effective January 1, 2004, whereby no additional years of service accrue to participants, unless the pension plan is reinstated at a future date. The Company’s funding policy has been contribute annually the amount necessary to satisfy the Internal Revenue Service’s funding standards.

In December 2018, due to the rising interest rate environment, the Company determined it was in the best interest of its shareholders to settle its pension obligation to its retiree group that was in payout, approximately 55% of its pension benefit obligation at that date, and recorded a loss on settlement totaling $1,546,000 for the year ended December 31, 2018. In 2019, the Company began steps to terminate and settle the recurring obligation in its pension plan. Termination of the plan is expected to be consummated in late 2019 or early 2020 but is subject to regulatory approval and changes in interest rates and, therefore there is no certainty it will be consummated. See note 14 to the financial statements included with the Annual Report on Form 10-K for the year ended December 31, 2018 for the valuation and actuarial assumptions used in the calculations and other information on the Company’s defined benefit pension plan.

Nonqualified Deferred Compensation

The following amounts represent contributions made in 2018 to the “make whole” plan described above, which is the only nonqualified deferred compensation program the Company offers, on behalf of the respective named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings(Loss) in Last FY ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
F. Scott Dueser	—	99,200	447,704	—	2,047,889
Ronald D. Butler, II	—	40,378	126,913	—	594,656
Gary S. Gragg	—	24,035	14,643	—	89,965
J. Bruce Hildebrand	—	40,876	149,332	—	691,918
Kirk W. Thaxton	—	40,470	29,787	—	173,354

(1)	Plan invests all funds received in common shares of the Company, which increased in value 29.88% (including dividends paid) from January 1, 2018 to December 31, 2018.
(2)	These amounts are included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information for 2018:

•	The median of annual total compensation of all employees of our company (other than Mr. Dueser, our Chief Executive Officer and President) was $34,748;

•	The annual total compensation of Mr. Dueser, our Chief Executive Officer and President, was $1,496,513 (see “Summary Compensation Table” on page 25); and

•	Based on this information, the ratio of the annual total compensation of our Chief Executive Officer and President to the median of the annual total compensation of all employees is 43.07 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer and President, we note the following:

•

As of December 31, 2018, our employee population totaled 1,709 individuals. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers. We selected December 31, 2018 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.

•

To find the median of the annual compensation of all of our employees, we used the salary and wages including overtime and incentive compensation from our payroll records for 2018, but we did not include the value of any health benefits. For employees hired on or after January 1, 2018, we calculated compensation on an annualized basis and for employees terminated during 2018, we also calculated compensation on an annualized basis.

•	We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in this calculation.

DIRECTOR COMPENSATION

For 2018, we had nine non-employee directors who received fees for attendance at Board of Director meetings and committee meetings. Directors who are also our executive officers or employees receive no compensation for service as members of either the Board of Directors or committees thereof. Directors who are not also our employees receive $1,500 for each board meeting attended and a $6,875 per quarter retainer fee. The directors who serve on committees and who are not also our employees receive $1,000 for each committee meeting attended. The Lead Director, Audit Committee Chairperson and Compensation Committee Chairperson also receive a $15,000, $12,500 and $7,500 annual retainer fee, respectively. Director fees are paid in cash but a director may elect to defer receipt of fees into a non-qualified “Rabbi Trust” wherein the funds are used to purchase Company common shares on the open market. Because these shares are held in a “Rabbi Trust, “ shares under this plan are not included in the director’s shares beneficially owned as disclosed on page 8. As of December 31, 2018, the Rabbi trust held 225,955 shares in trust for the Company’s directors. On April 24, 2018, each non-employee director received 1,190 shares of Company common shares under the 2015 Restricted Stock Plan approved by shareholders on April 28, 2015. The closing Company stock price on issuance date was $50.42 and vests from issuance date to the 2019 shareholder meeting on April 23, 2019. Non-employee directors do not participate in the Company’s profit sharing or defined benefit pension plan. Directors are reimbursed for actual travel costs to attend the respective meetings. In addition, a director serving on the board of our subsidiary or a regional advisory board receives director and committee fees per meeting which are included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
April Anthony	42,500	60,000	—	—	—	—	102,500
Steve Beal*	12,250	—	—	—	—	—	12,250
Tucker S. Bridwell	63,500	60,000	—	—	—	—	123,500
David Copeland	70,900	60,000	—	—	—	—	130,900
Murray Edwards	72,750	60,000	—	—	—	—	132,750
Ron Giddiens	61,250	60,000	—	—	—	—	121,250
Tim Lancaster	50,750	60,000	—	—	—	—	110,750
Kade L. Matthews	42,500	60,000	—	—	—	—	102,500
Ross H. Smith, Jr.	56,400	60,000	—	—	—	—	114,400
Johnny E. Trotter	50,450	60,000	—	—	—	—	110,450

*	Mr. Beal did not stand for re-election at the April 2018 Annual Shareholders Meeting.

CORPORATE GOVERNANCE

Overview

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Global Market and the bank regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so. Each of our Audit, Compensation and Nominating/Corporate Governance Committees has adopted a charter. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our Audit, Compensation and Nominating/Corporate Governance Committees, are available at www.ffin.com under the “investor relations/corporate governance” caption. Copies of these documents are also available in print to any shareholder who requests them in writing.

Board Leadership Structure and Role in Risk Oversight

We are committed to a strong, independent Board of Directors and believe that objective oversight of the performance of our management is a critical aspect of effective corporate governance. As described under    “Director Independence” below, we believe that all of our directors are independent with the exception of Mr. Dueser given his position as Chairman, President and Chief Executive Officer. With the exception of our Executive Committee, which Mr. Dueser chairs, all of our committees are comprised solely of and chaired by independent directors. In addition, at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.

We do not have an independent Chairman of the Board; however, Mr. Bridwell serves as our independent lead director. Mr. Dueser serves as our Chairman of the Board of Directors. Although the Board of Directors has considered appointing an independent Chairman of the Board, the Board of Directors concluded that Mr. Dueser’s leadership has served the Company and its shareholders well, as he is intimately familiar with all aspects of the Company’s operations and provides the Board of Directors with effective oversight of management.

The Board of Directors, together with the Audit, Executive, Nominating/Corporate Governance and Compensation Committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology (including cybersecurity), liquidity, compliance, operational and reputational risks. In addition our subsidiary bank has its own board of directors (which are the same members of the Company) and audit, compensation, directors’ loan and asset liability management committees, which provide risk management. The management and board of directors of our subsidiary bank also provide reports to our management and Board of Directors regarding risk management.

In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance, technology and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk. Furthermore, as a financial holding company responsible for safeguarding sensitive information, our Board of Directors believes a robust cybersecurity strategy is vital to effective cyber risk management. Accordingly, our Board is actively engaged in the oversight of the Company’s cyber risk profile and key cyber initiatives.

At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The Chief Administrative Officer, Chief Credit Officer, Chief Risk Officer, Chief Information Officer, Chief Financial Officer and Chief Executive Officer of the Trust Company, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Dueser, our Chief Executive Officer, and lead management’s risk discussions at

Board and committee meetings. Outside of formal meetings, the Board of Directors, its committees and individual Board members have regular access to senior executives, including the Chief Administrative Officer, Chief Credit Officer, Chief Risk Officer, Chief Information Officer and Chief Financial Officer.

Minimum Stock Holdings

In October 2018, the Compensation Committee established minimum common share holdings for its non-employee directors. Directors are required to own shares of Company common share having a value equal to five times the annual cash retainer fee. The stock ownership level must be achieved within the later to occur of (a) October 23, 2023 (i.e., the fifth anniversary of the date of adoption of these guidelines), or (b) five years after first election as a director. Directors are expected to accumulate the required number of shares ratably over the applicable five-year period. Once achieved, ownership of the guideline amount should be maintained as long as the person is a director of the Company.

Failure to maintain the minimum requirements of the guidelines may result in a Director receiving future payments of director fees in the form of equity until he or she has satisfied the guidelines. The Board of Directors may also bar the director from selling Company stock until the guidelines have been achieved. At December 31, 2018, each non-employee director met the minimum stock holdings.

The complete “Stock Ownership Guidelines” can be found at www.ffin.com in the “investor relations/shareholder information/governance documents” section.

Independent Lead Director

Mr. Bridwell serves as our independent lead director. The Board of Directors recognizes that the Company and its shareholders are well served under corporate governance best practices through the designation and empowerment of an independent lead director for several reasons, the foremost being that Mr. Dueser, our Chairman of the Board, is a non independent director.

The independent lead director’s duties include:

•	chairing meetings of executive sessions of our Board of Directors, as well as other meetings involving non-management and independent directors;

•	presiding at meetings of the Board of Directors in the absence or at the request of the Chairman of the Board of Directors;

•	acting as a liaison between the independent directors and the Chairman of the Board of Directors;

•	approving meeting agendas;

•	ensuring that appropriate information is sent to the Board of Directors;

•	providing an important communication link between the other independent directors and our shareholders; and

•	calling additional meetings of the independent directors as appropriate.

As independent lead director, Mr. Bridwell communicates regularly with our Chief Executive Officer on a variety of issues including business strategy and succession planning. The Board of Directors considers periodically its structure and the role and responsibilities of the independent lead director to reflect its commitment to corporate governance best practices.

Communications with Your Board of Directors

Shareholders may call or write to the Board of Directors at the address and phone number listed on the first page of this proxy statement. Letters addressed to individual board members and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the individual addressee. Any letters addressed to the Board of Directors and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the Chairman of the Board.

Director Independence

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and each nominee for election as director. The Board of Directors makes its determination based on the elements of independence set forth in the Nasdaq listing standards. We have not adopted any supplemental independence criteria.

Based on these standards, the Board of Directors has determined that each of the following non-employee directors is independent:

April Anthony	Tim Lancaster
Tucker S. Bridwell	Kade L. Matthews
David Copeland	Ross H. Smith, Jr.
Murray Edwards	Johnny E. Trotter
Ron Giddiens

All members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent under the applicable Nasdaq listing standards. Given his position as President and Chief Executive Officer, Mr. Dueser is not considered an independent director. The Board of Directors has also determined that Mr. Denny and Mr. Nickles, nominees as a new member of the Board of Directors, are independent.

Meetings of the Board of Directors

The Board of Directors of the Company has four regularly scheduled meetings each year. In 2018, each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, we encourage directors to attend and historically substantially all directors have done so. All directors attended the 2018 annual meeting of shareholders.

Committees of the Board of Directors

The Board of Directors has four committees. The functions and current members of each committee are as follows:

Executive Committee. The Executive Committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Bridwell, Copeland, Dueser, Edwards, Lancaster and Trotter. Mr. Dueser is the chairman of the committee. The Executive Committee met five times during 2018 and once in January 2019.

Nominating/Corporate Governance Committee. Among other things, the Nominating/Corporate Governance Committee recommends director candidates to the Board of Directors. The Nominating/Corporate Governance Committee members are Messrs. Bridwell, Copeland, Edwards, Lancaster and Trotter. Mr. Bridwell is the chairman of the committee. All current directors are being nominated for election as directors for 2019. The committee met one time in 2018 and met once in January 2019.

Historically, our goal has been to assemble a Board of Directors that brings diverse perspectives and skills derived from exemplary business and professional experience. Such qualifications provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management, as well as our regional advisory board members. For a description of the process of identifying and evaluating potential directors, please refer to the section of this proxy statement entitled “Identifying and Evaluating Nominees for Director” on page 6.

Under our amended and restated bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common shares and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees.

We expect that the Nominating/Corporate Governance Committee will recommend nominees in the future by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating/Corporate Governance Committee of the Board of Directors decides not to re-nominate a member for re-election, we anticipate that the Nominating/Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if determined by the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. For the 2020 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the Nominating/Corporate Governance Committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 120 days and not more than 150 days in advance of the anniversary of the 2019 annual meeting (or as otherwise set forth in our amended and restated bylaws), including the nominee’s resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder giving notice, and any (x) person controlling, directly or indirectly, or acting in concert with, the shareholder, (y) any beneficial owner of the shares of the Company owned of record or beneficially by the shareholder and (z) any person controlling, controlled by or under common control with the shareholder (a “Shareholder Associated Person”), (2) for the shareholder and any Shareholder Associated Person, the number of common shares of the Company that are owned beneficially and of record and any derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions, securities or interests with respect to our securities, (3) the nominee’s consent to serve as a director and acknowledgement that the nominee will comply with our amended and restated bylaws, code of business conduct and ethics, corporate governance handbook and any other applicable rules, regulations, policies or standards of conduct applicable to the Board of Directors and its members, (4) a description of all relationships, arrangements or understandings between the shareholder and any Shareholder Associated Person, on the one hand, and the nominee, the nominee’s affiliates or associates or others acting in concert with the nominee, on the other hand, (5) a description of the nominee’s background and experience and the reasons why the nominee meets the standards for director nominees set forth in our corporate governance practices, (6) a completed independence questionnaire regarding the nominee, which may be obtained from the Secretary of the Company, (7) a written representation from the nominee that they do not have, nor will they have, any undisclosed voting commitments or other arrangements with respect to their actions as a director and (8) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.

Audit Committee. Among other things, the Audit Committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Ms. Anthony and Messrs. Copeland, Edwards, Giddiens and Lancaster. Mr. Copeland is the chairman of the committee. The Audit Committee met five times in 2018, and once in January 2019 and once in February 2019. The Board of Directors has determined that it believes all Audit Committee members are financially literate under the current listing standards of Nasdaq. The Board of Directors also believes Mr. Copeland and Ms. Anthony qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee. The members of the Compensation Committee include Messrs. Lancaster, Smith, Matthews and Trotter. Mr. Lancaster is the chairman of the committee. All committee members are deemed to be independent. In determining the independence of the members, the Board of Directors has used independence requirements specified by Nasdaq Rule 5605(d)(2)(A) and has applied this definition consistently to all committee members. The committee meets as needed during the year but generally meets four to five times per year. The Compensation Committee met five times during 2018, twice in January 2019 and once in February 2019. The Compensation Committee charter can be found on our website at www.ffin.com in the “investor relations/corporate governance” section.

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation matters for the Company’s executive officers and directors. Executives of the Company are integral in the compensation process for the Company; however, the committee determines all elements of pay for the Chief Executive Officer. With the assistance of the Chief Financial Officer and the human resources department, the Chief Executive Officer makes recommendations for all Company executives, including the named executive officers, to the committee for their review and approval. For the named executive officers, the committee develops compensation recommendations to the full Board of Directors for approval.

The Compensation Committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries including our profit sharing, pension and flexible spending plans as well as our Incentive Stock Option Plan for key employees. The committee delegates day-to-day administration of the clerical elements of these programs to the human resources department, trust company as trustee of the pension and profit sharing plans and an executive officer overseeing the Incentive Stock Option Plan.

The agenda for meetings of the Compensation Committee is set by its chairman, acting with the assistance of the Company’s Chief Executive Officer and Chief Financial Officer. At each meeting, the committee meets in executive session without management or any non-independent directors. In making compensation decisions, the Compensation Committee obtains information from a variety of public sources and considers the recommendations of the Company’s management, human resources department and trust company. The committee makes periodic reports to the full Board of Directors.

The Compensation Committee has from time to time engaged compensation consultants from outside the Company, and the committee has the right under its charter to engage compensation consultants or other outside advisors, including legal counsel, if it so chooses, subject to ratification by the Board of Directors, and only after consideration of the factors listed in Nasdaq Rule 5605(d)(3)(D). The committee may retain, terminate and approve professional fees (subject to ratification by the Board of Directors) related to compensation consultants or other advisors as appropriate. In 2014, the Compensation Committee retained Longnecker & Associates to assist the Company in addressing compensation and benefits to executive officers and outside directors of the Company. In 2016 and 2015, Longnecker and Associates updated their 2014 evaluation. Prior to their engagement the Compensation Committee confirmed that such firms did not have any potential or actual conflicts of interest with the Board of Directors or the Company.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee was, during 2018, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, certain of the Compensation Committee members (or related entities) maintained loans from subsidiaries during 2018. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or director of another entity, one of whose executive officers served as a member of our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews the compensation programs for senior management of the Company, including those named executive officers in the tabular presentation included in this definitive proxy statement.

The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and based on the reviews and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis included herein be included in the proxy statement. The Board of Directors approved the Compensation Committee’s recommendation. The members of the Compensation Committee are considered independent because we believe they satisfy the independence requirements for Compensation Committee members prescribed by Nasdaq and the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Tim Lancaster, Chairman
Kade L. Matthews
Johnny Trotter
Ross H. Smith

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 5605 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report included with this proxy statement with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm for 2018, who was responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also discussed with the independent registered public accounting firm their audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters required by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee has received the written disclosures from our independent registered public accounting firm regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held five meetings during the year that ended December 31, 2018 and met once in January 2019 and once in February 2019.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the PCAOB or that our independent accountants are in fact independent.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendation. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the Securities and Exchange Commission.

AUDIT COMMITTEE

David Copeland, Chairman
April Anthony
Murray Edwards
Ron Giddiens
Tim Lancaster

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of our common shares as of December 31, 2018 by each entity or person who is known to beneficially own 5% or more of our common shares:

	Common Shares Owned (1) as of December 31, 2018
Name and Address of Beneficial Owner	No. of Shares		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	9,751,389	(2)	14.38%
The Vanguard Group -23-1945930 100 Vanguard Blvd. Malvern, Pennsylvania 19355	6,811,551	(3)	10.04%

(1)

The information contained in this table is based on reports of Schedule 13G filed with the Securities and Exchange Commission on or prior to February 15, 2019. The nature of beneficial ownership of the holdings shown in this table is set forth in notes 2—4 below.

(2)	This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2019 by BlackRock, Inc.

(3)	This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2019 by The Vanguard Group -23-1945930.

In addition, as of February 1, 2019, First Financial Trust & Asset Management Company, National Association (the “Trust Company”), a wholly-owned subsidiary of the Company, acted as sole or co-fiduciary with respect to trusts and other accounts which owned, held or controlled in the aggregate 4,150,873 shares, or 6.12% of the outstanding common shares, of the Company over which the Trust Company had, indirectly, sole, shared or contingent authority to vote such shares. No single trust or other account held or controlled a beneficial ownership interest of 5% or more. Of these shares, the Trust Company had sole voting power with respect to 2,840,132 shares, or 4.19%, of the outstanding common shares of the Company, the Trust Company shared voting authority with respect to 86,607 shares, or 0.13%, of the outstanding common shares of the Company and the Trust Company has contingent right to vote under the Company’s Employee Stock Ownership Plan up to 1,224,134 shares, or 1.81%, of the outstanding common shares of the Company. The shares held by the Trust Company which are registered in its name or in the name of its nominee, are associated with many different accounts, each of which is governed by a separate instrument or instructions that sets forth the powers of the Trust Company with regard to the shares held in such accounts. The Board of Directors historically has not attempted, and does not intend to attempt in the future, to exercise any power to vote such shares except as prescribed under the Company’s Employee Stock Ownership Plan for those shares allocated to the stock account of an Employee Participant under such Plan for which no voting instructions have been timely received.

See “Proposal 1—Election of Directors—Nominees” and “—Executive Officers” for information with respect to the beneficial ownership of our common shares by each director nominee and named executive officers as of March 1, 2019. In the aggregate, all director nominees and executive officers as a group (17 individuals) beneficially owned 3,326,217 shares of our common stock, or 4.90% of our total outstanding shares, as of March 1, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of our common shares, to file with the Securities and Exchange Commission initial reports of our common share ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person’s beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer’s fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

The Securities and Exchange Commission’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely on a review of the reports furnished to the Company, the Company believes that during the year ended December 31, 2018, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a); except that one report, covering a total of four transactions, was filed late by Mr. Giddiens; one amended report, covering one holding of common stock, by Mr. Hildebrand was filed late; and two reports covering one transaction and one holding of common stock were reported late by Mr.  Lancaster.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Ernst & Young LLP to serve as our independent registered public accounting firm for 2018. Representatives of Ernst & Young LLP will be in attendance at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate answer questions.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

Year ended December 31,
	2018	2017
Audit Fees	$700,665	$613,150
Audit Related Fees	None	None
Tax Fees	None	None
All Other Fees	None	None

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of Securities and Exchange Commission Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to its Chairman the authority to approve permitted services provided that the Chairman reports such decisions to the committee at its next scheduled meeting.

INTEREST IN CERTAIN TRANSACTIONS

As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiaries. As customers, they have entered into transactions in the ordinary course of business with such subsidiaries, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis. Such borrowings did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary bank. None of the transactions involving our subsidiaries and our officers and directors, or other businesses with which they may be affiliated, has been classified or disclosed as nonaccrual, past due, restructured or potential problems.

The authority of our subsidiary bank to extend credit to our directors, executive officers and principal shareholders, including their immediate family members and corporations and other entities that they control, is subject to substantial restrictions and requirements under Section 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder, as well as the Sarbanes-Oxley Act of 2002. These statutes and regulations impose specific limits on the amount of loans our subsidiary banks may make to directors and other insiders, and specified approval procedures must be followed in making loans that exceed certain amounts. In addition, all loans our subsidiary bank makes to directors and other insiders must satisfy the following requirements:

•

the loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with us or the subsidiary bank;

•

the subsidiary bank must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with us or the subsidiary bank; and

•	the loans must not involve a greater than normal risk of repayment or other unfavorable features.

Furthermore, our subsidiary bank must periodically report all loans made to directors and other insiders to the bank regulators, and these loans are closely scrutinized by the bank regulators for compliance with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O. We have developed written procedures for compliance with these rules. Under the provisions of its charter, the Audit Committee of our Board of Directors is charged with reviewing all other transactions between related parties and us.

INCORPORATION BY REFERENCE

With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be incorporated into such future filings.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and the following:

•	general economic conditions, including our local, state and national real estate markets and employment trends;

•	effect of severe weather conditions, including hurricanes, tornadoes, flooding and droughts;

•	volatility and disruption in national and international financial and commodity markets;

•

government intervention in the U. S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the Federal banking authorities and the Tax Cuts and Jobs Act;

•	political instability;

•	the ability of the Federal government to address the national economy;

•	changes in our competitive environment from other financial institutions and financial service providers;

•	the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•

the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards board and other accounting standard setters;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply;

•	changes in the demand for loans;

•	fluctuations in the value of collateral securing our loan portfolio and in the level of the allowance for loan losses;

•	the accuracy of our estimates of future loan losses;

•	the accuracy of our estimates and assumptions regarding the performance of our securities portfolio;

•	soundness of other financial institutions with which we have transactions;

•	inflation, interest rate, market and monetary fluctuations;

•	changes in consumer spending, borrowing and savings habits;

•	changes in commodity prices (e.g., oil and gas, cattle, and wind energy);

•	our ability to attract deposits and increase market share;

•	changes in our liquidity position;

•	changes in the reliability of our vendors, internal control system or information systems;

•	cyber attacks on our technology systems, including fraud from our customers and external third party vendors;

•	our ability to attract and retain qualified employees;

•	acquisitions and integration of acquired businesses;

•	the possible impairment of goodwill associated with our acquisitions;

•	consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

•	expansion of operations, including branch openings, new product offerings and expansion into new markets;

•	changes in our compensation and benefit plans; and

•	acts of God or of war or terrorism.

Such forward-looking statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise (except as required by law).

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

A shareholder proposal for business to be brought before the 2019 annual meeting of shareholders will be acted upon only in the following circumstances:

•

if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the Securities and Exchange Commission’s rules and regulations) is received by our corporate secretary at our principal executive office located at 400 Pine Street, Abilene, Texas 79601 no later than November 7, 2019; or

•

if the proposal relates to the nomination of a person to serve as a director, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less than 120 calendar days and not more than 150 calendar days prior to the anniversary of the 2019 annual meeting (unless the date of the 2020 annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting); or

•

if the proposal concerns matters other than nominations of directors, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less 90 calendar days and not more than 120 calendar days prior to the anniversary of the 2019 annual meeting (unless the date of the 2020 annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

REVOCABLE PROXY	2019 Annual Meeting of
First Financial Bankshares, Inc.	Shareholders

April 23, 2019
10:30 A.M. Central Time

This Proxy is Solicited On Behalf
Of the Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTORS,

AND PROPOSALS 2, 3, AND 4.

1.	Election of Directors		FOR	WITHHOLD	FOR ALL EXCEPT	2.	Ratification of the appointment of Ernst &	FOR	AGAINST	ABSTAIN
	(1)	April Anthony	☐	☐	☐		Young LLP as our independent auditors for the year ending December 31, 2019.	☐	☐	☐
	(2)	Tucker S. Bridwell

	(3)	David Copeland				3.	Advisory, non-binding vote on	FOR	AGAINST	ABSTAIN
	(4)	Mike Denny					compensation of the named executive officers.	☐	☐	☐

	(5)	F. Scott Dueser				4.	Approval of Amendment to the Amended and Restated Certificate of Formation to increase the number of common share authorized.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	(6)	Murray Edwards				By signing in the space provided, you are hereby acknowledging receipt
	(7)	Ron Giddiens				of the proxy statement dated March 1, 2019, and hereby revoking any
	(8)	Tim Lancaster				proxy or proxies heretofore given to vote at the annual meeting or any
	(9)	Kade L. Matthews				postponement or adjournment thereof. Please date your proxy and sign
	(10)	Robert C. Nickles, Jr.				in the space provided, exactly as your name or names appear. When
	(11)	Ross H. Smith, Jr.				signing as attorney, executor, administrator, trustee or guardian, please
	(12)	Johnny E. Trotter				give title.
☐		Mark here for address change.				Each joint owner is required to sign.
(INSTRUCTION: To withhold authority to vote for
any individual nominee, mark “For All Except” and								CONTROL NUMBER
write that nominee’s name on the space below):

Signature                                                           Signature, if held jointly                                                   Date                         , 2019.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST FINANCIAL BANKSHARES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 23, 2019

REVOCABLE PROXY

FIRST FINANCIAL BANKSHARES, INC.

I hereby appoint Tucker S. Bridwell and David Copeland, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as directed at the annual meeting of First Financial Bankshares, Inc., a Texas corporation, to be held on April 23, 2019, at 10:30 a.m., Central time, in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas and at any postponement or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED OR, IF NO DIRECTION IS INDICATED, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL. THIS PROXY WILL BE VOTED, IN THE DISCRETION OF THE PROXYHOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued, and to be marked, dated and signed, on the other side)